Exhibit 99.1
Aptar Reports First Quarter 2024 Results
Crystal Lake, Illinois, April 25, 2024 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported strong first quarter results driven by continued growth of the company’s proprietary drug delivery systems, increased injectables sales and an improving picture for consumer dispensing technologies in North America. Reported sales increased by 6% and core sales, excluding currency and acquisition effects, increased by 5%. Aptar reported net income of $83 million for the quarter, a 52% increase over the prior year. Reported earnings per share increased 50% to $1.23 and adjusted earnings per share increased 31% to $1.26.
“We are off to a great start for the year. Strong sales growth in our Pharma business and continued margin expansion in our Beauty and Closures businesses helped us achieve double-digit earnings per share growth over the prior year quarter. Our Pharma segment continued to see healthy market demand and our proprietary drug delivery systems continued to show robust growth after growing more than 30% in the prior year quarter. Additionally, North America showed positive momentum across all three segments. Our teams remain focused on cost management and improved operational leverage, and were able to decrease selling, general and administrative (SG&A) expenses as a percentage of sales over the prior year quarter,” said Stephan B. Tanda, Aptar President and CEO, commenting on the first quarter results.
First Quarter 2024 Highlights
•Reported sales grew 6% and core sales increased 5%
•Double-digit increases in earnings per share, net income and adjusted EBITDA
◦Reported earnings per share increased 50% to $1.23 and adjusted earnings per share increased 31% to $1.26
◦Reported net income increased 52% to $83 million and adjusted EBITDA increased 16% to $179 million
◦Lower tax rate due to favorable mix of earnings and benefits from share-based compensation
•Pharma segment delivered reported sales growth of 14% and core sales growth of 13% with continued demand for proprietary drug delivery systems
•Margins for Beauty and Closures segments continued to improve over prior year quarter, driven by improved operational performance and cost management efforts
First Quarter Results
For the quarter ended March 31, 2024, reported sales increased 6% to $915 million compared to $860 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 5%.

First Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	14%	0%	2%	6%
Currency Effects (1)	(1%)	(1%)	0%	(1%)
Acquisitions	0%	0%	(1%)	0%
Core Sales Growth	13%	(1%)	1%	5%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Aptar Pharma had an increase in reported sales of 14% and cores sales of 13% over the prior year quarter. The segment’s strong performance was driven by continued growth for proprietary drug delivery systems used for emergency medicine, allergic rhinitis, asthma, and central nervous system therapeutics, as well as nasal saline rinses and nasal decongestants. As a reminder, core sales for proprietary drug delivery systems are expected to be within the 7-11% long-term target range for the year, after exceptionally strong double-digit growth in 2023. Sales improved for the Injectables division, rebounding from the Enterprise Resource Planning (ERP) implementation headwind that impacted the first quarter results of 2023. Strong demand for elastomeric components used for biologics continued to grow in the quarter.
Aptar Beauty’s reported sales were flat compared to the prior year quarter, and with currency effects core sales were down slightly. The segment’s core sales faced difficult comparisons — coming off 9% core sales growth in the prior year quarter. While volumes increased modestly, pricing and resin pass throughs negatively impacted the quarter. Sales for fragrance dispensing solutions increased slightly, as market demand began to normalize. In North America, sales showed signs of improvement, particularly in the skincare category. Additionally, margins continued to improve over the prior year quarter, due to operational performance and ongoing cost management.
Aptar Closures’ reported sales increased 2% over the prior year quarter and the segment’s core sales increased 1%, which does not include contributions from acquisitions and normalizes currency effects. In North America, increased personal care and home care sales, as well as strong tooling sales in food technologies contributed to the improvement. This positive impact was offset by lower beverage sales in Europe as customers continued to transition to a new tethered cap closure in compliance with European Union (EU) regulations. Margins for Closures improved modestly over the prior year quarter due to cost containment efforts and operational performance.
Aptar reported first quarter earnings per share of $1.23, an increase of 50%, compared to $0.82 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $1.26 and increased 31% from prior year adjusted earnings per share of $0.96, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 25.6% (approximately $0.07 per share negative impact compared to the current year effective tax rate of 20.6%).
Outlook
Regarding Aptar’s outlook, Tanda stated, “The year is off to a great start and we will continue to build on our momentum in the second quarter. We anticipate demand for our proprietary drug delivery systems and elastomeric components for biologics to continue to grow in the second quarter, and we expect Pharma’s strong performance to continue throughout the year. We also expect demand to build for our consumer dispensing technologies in the second quarter as the destocking abates in North America. Additionally, both Beauty and Closures will continue to focus on improving operational performance and ongoing cost management, including optimizing our footprint. We are energized for 2024, which we anticipate will be another dynamic year for us, as we continue to focus on accelerating growth and improving profitability.”
Aptar currently expects earnings per share for the second quarter of 2024, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.30 to $1.38. This guidance is based on an effective tax rate range of 22% to 24% which compares to the prior year effective tax rate of 25%. The earnings per share guidance range was based on spot rates at the end of March for all currencies. Our currency exchange rate assumptions equate to an approximately $0.01 per share tailwind when compared to the prior year second quarter earnings.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors approved a quarterly cash dividend of $0.41 per share. The payment date is May 16, 2024, to stockholders of record as of April 25, 2024. During the first quarter, Aptar repurchased 86 thousand shares for approximately $12 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, April 26, 2024 at 8:00 a.m. Central Time to discuss the company’s first quarter results for 2024. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the recent events in the Middle East and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the execution of our fixed cost reduction initiatives, including our optimization initiative; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended March 31,
	2024	2023

Net Sales	$915,448	$860,067
Cost of Sales (exclusive of depreciation and amortization shown below)	582,756	557,422
Selling, Research & Development and Administrative	152,780	147,923
Depreciation and Amortization	64,349	59,259
Restructuring Initiatives	3,480	11,524
Operating Income	112,083	83,939
Other Income (Expense):
Interest Expense	(10,175)	(10,228)
Interest Income	2,898	672
Net Investment Gain	592	188
Equity in Results of Affiliates	(221)	(131)
Miscellaneous Expense, net	(859)	(1,171)
Income before Income Taxes	104,318	73,269
Provision for Income Taxes	21,385	18,683
Net Income	$82,933	$54,586
Net Loss Attributable to Noncontrolling Interests	171	178
Net Income Attributable to AptarGroup, Inc.	$83,104	$54,764
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$1.26	$0.84
Diluted	$1.23	$0.82

Average Numbers of Shares Outstanding:
Basic	66,064	65,372
Diluted	67,432	66,735

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
ASSETS

Cash and Equivalents	$199,834	$223,643
Short-term Investments	1,223	—
Accounts and Notes Receivable, Net	724,015	677,822
Inventories	496,840	513,053
Prepaid and Other	138,097	134,761
Total Current Assets	1,560,009	1,549,279
Property, Plant and Equipment, Net	1,464,396	1,478,063
Goodwill	953,255	963,418
Other Assets	459,426	461,130
Total Assets	$4,437,086	$4,451,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$435,359	$458,220
Accounts Payable, Accrued and Other Liabilities	760,779	793,089
Total Current Liabilities	1,196,138	1,251,309
Long-Term Obligations	680,358	681,188
Deferred Liabilities and Other	197,657	198,095
Total Liabilities	2,074,153	2,130,592

AptarGroup, Inc. Stockholders' Equity	2,348,859	2,306,824
Noncontrolling Interests in Subsidiaries	14,074	14,474
Total Stockholders' Equity	2,362,933	2,321,298

Total Liabilities and Stockholders' Equity	$4,437,086	$4,451,890

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended March 31, 2024

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$915,448	$407,293	$327,320	$180,835	$—	$—

Reported net income	$82,933
Reported income taxes	21,385
Reported income before income taxes	104,318	103,352	17,196	12,870	(21,823)	(7,277)
Adjustments:
Restructuring initiatives	3,480	24	2,710	760	(14)
Net investment gain	(592)	—	—	—	(592)
Adjusted earnings before income taxes	107,206	103,376	19,906	13,630	(22,429)	(7,277)
Interest expense	10,175					10,175
Interest income	(2,898)					(2,898)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	114,483	103,376	19,906	13,630	(22,429)	—
Depreciation and amortization	64,349	28,802	21,228	13,531	788
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$178,832	$132,178	$41,134	$27,161	$(21,641)	$—

Reported net income margins (Reported net income / Reported Net Sales)	9.1%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.5%	32.5%	12.6%	15.0%

	Three Months Ended March 31, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$860,067	$356,046	$326,389	$177,632	$—	$—

Reported net income	$54,586
Reported income taxes	18,683
Reported income before income taxes	73,269	82,390	7,432	13,295	(20,292)	(9,556)
Adjustments:
Restructuring initiatives	11,524	1,131	9,291	522	580
Net investment gain	(188)	—	—	—	(188)
Transaction costs related to acquisitions	255	—	199	56	—
Adjusted earnings before income taxes	84,860	83,521	16,922	13,873	(19,900)	(9,556)
Interest expense	10,228					10,228
Interest income	(672)					(672)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	94,416	83,521	16,922	13,873	(19,900)	—
Depreciation and amortization	59,259	25,777	20,283	12,135	1,064	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$153,675	$109,298	$37,205	$26,008	$(18,836)	$—

Reported net income margins (Reported net income / Reported Net Sales)	6.3%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	17.9%	30.7%	11.4%	14.6%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2024	2023

Income before Income Taxes	$104,318	$73,269

Adjustments:
Restructuring initiatives	3,480	11,524
Net investment gain	(592)	(188)
Transaction costs related to acquisitions	—	255
Foreign currency effects (1)		1,237
Adjusted Earnings before Income Taxes	$107,206	$86,097

Provision for Income Taxes	$21,385	$18,683

Adjustments:
Restructuring initiatives	891	3,065
Net investment gain	(145)	(46)
Transaction costs related to acquisitions	—	65
Foreign currency effects (1)		315
Adjusted Provision for Income Taxes	$22,131	$22,082

Net (Income) Loss Attributable to Noncontrolling Interests	$171	$178

Net Income Attributable to AptarGroup, Inc.	$83,104	$54,764

Adjustments:
Restructuring initiatives	2,589	8,459
Net investment gain	(447)	(142)
Transaction costs related to acquisitions	—	190
Foreign currency effects (1)		922
Adjusted Net Income Attributable to AptarGroup, Inc.	$85,246	$64,193

Average Number of Diluted Shares Outstanding	67,432	66,735

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.23	$0.82

Adjustments:
Restructuring initiatives	0.04	0.13
Net investment gain	(0.01)	—
Transaction costs related to acquisitions	—	—
Foreign currency effects (1)		0.01
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.26	$0.96
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2024	2023

Net Cash Provided by Operations	$92,333	$98,304
Capital Expenditures	(75,661)	(77,825)
Free Cash Flow	$16,672	$20,479

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending June 30,
	Expected 2024	2023

Income before Income Taxes		$110,878

Adjustments:
Restructuring initiatives		1,943
Net investment gain		(2,891)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(905)
Adjusted Earnings before Income Taxes		$109,025

Provision for Income Taxes		$27,831

Adjustments:
Restructuring initiatives		494
Net investment gain		(708)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(227)
Adjusted Provision for Income Taxes		$27,390

Net Loss Attributable to Noncontrolling Interests		$25

Net Income Attributable to AptarGroup, Inc.		$83,072

Adjustments:
Restructuring initiatives		1,449
Net investment gain		(2,183)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(678)
Adjusted Net Income Attributable to AptarGroup, Inc.		$81,660

Average Number of Diluted Shares Outstanding		66,855

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$1.24

Adjustments:
Restructuring initiatives		0.02
Net investment gain		(0.03)
Transaction costs related to acquisitions		—
Foreign currency effects (1)		(0.01)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.30 - $1.38	$1.22
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using spot rates as of March 31, 2024 for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the second quarter of 2024, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 22% to 24%. This tax rate range compares to our second quarter of 2023 effective tax rate of 25% on both reported and adjusted earnings per share.